Exhibit 10.83

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is effective as of September 1, 2004 (the “Effective Date”) between New Century Financial Corporation, (the “Company”), and Kevin Cloyd (the “Executive”).

WHEREAS, Executive is currently a party to an Employment Agreement dated March 1, 2002 with the Company’s subsidiary, New Century Mortgage Corporation (hereinafter referred to as the “2002 Employment Agreement”); and

WHEREAS, Executive and Company desire to continue Executive’s employment with the Company on different terms and conditions that are mutually satisfactory to the parties.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Executive and Company agree that from and after the Effective Date hereof, the 2002 Employment Agreement shall be amended and restated to provide as follows:

ARTICLE I

EMPLOYMENT

The Company hereby employs Executive and Executive accepts employment with the Company upon the terms and conditions herein set forth.

1.1 Employment. The Company hereby employs Executive, and Executive agrees to serve, as an Executive Vice President of the Company and as President of NC Capital Corporation during the term of this Agreement. Executive agrees to perform such duties as may be assigned to Executive from time to time by the Executive Management of the Company and the Board of Directors. Executive agrees to devote substantially his full business time and attention and best efforts to the affairs of the Company during the term of this Agreement.

1.2 Term. Where used, “Term” shall refer to entire period of employment of Executive by the Company beginning on the Effective Date of this Agreement, and ending immediately upon the earliest to occur of the following and ending on the earliest of:

(a) August 31, 2006;

(b) The date of termination of Executive’s employment in accordance with Article IV of this Agreement;

(c) The date of Executive’s voluntary retirement in accordance with the Company’s plans and policies; or

(d) The date of Executive’s death.

1.3 Extension of Agreement: Unless this Agreement has been terminated pursuant to Section 1.2 above (and the corresponding provisions of this Agreement), the Term of this Agreement shall be automatically extended for additional one year periods unless and until 30 days’ written notice is given either by Executive or the Company to cease the automatic renewal of this Agreement (the “Notice of Non-Renewal”). The parties agree, covenant and represent that Executive and the Company each may decide, in either’s sole and unfettered discretion, to issue the Notice of Non-Renewal with or without cause, and with or without prior notice. In the event either party issues a Notice of Non-Renewal, this Agreement will continue in full force and effect until the expiration of the Agreement, and the giving of such notice shall not itself constitute a termination of this Agreement or a basis for resignation with Good Reason.

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ARTICLE II

COMPENSATION

2.1 Base Salary. Effective February 1, 2004 and during the employment of Executive, the Company shall pay to the Executive a base salary at the rate of $250,000.00 per year during 2004, and thereafter at a rate determined by the Company’s Board of Directors (the “Base Salary”); provided, however, that Executive’s Base Salary shall be increased by a minimum of 5.0% per year. The Base Salary shall be payable in substantially equal semi-monthly installments, less all applicable withholdings and deductions.

2.2 Bonuses. Executive shall be eligible to participate in a Bonus Plan (the “Plan”) as established and modified by the Company from time to time, the current terms of which are described in Exhibit “A” hereto, or any successor plan established by the Board of Directors. The Company at all times maintains the right and the discretion to change existing bonus plans, introduce new bonus plans, and/or eliminate bonus plans. Any bonus payment is not earned by Executive until the date it is paid. Accordingly, notwithstanding any other provision of this Agreement or the Plan, it is a mandatory condition precedent to any bonus payment to which Executive may from time to time become entitled, that Executive be actively employed by the Company in good standing on the date the bonus is actually paid. Executive acknowledges that, among other things, the bonus is designed primarily as an incentive for Executive to remain in the Company’s employ during succeeding bonus periods. Bonuses shall not be prorated or apportioned regardless of the manner in which Executive’s employment terminates. Bonuses paid pursuant to the conditions set forth in Exhibit “A” shall be referred to herein as Incentive Compensation Bonuses.

2.3 Reimbursement of Expenses. The Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of travel, car phone, entertainment and living expenses while away from home on business at the request of, or in the service of, the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

2.4 Automobile Expenses. The Company shall provide Executive with an automobile allowance of $500 per month, less applicable taxes and deductions.

2.5 Benefits. The Executive shall be entitled to participate in and be covered by all health, insurance, pension, disability insurance, physical exam and other employee plans and benefits established by the Company (collectively referred to herein as the “Company Benefit Plans”) on the same terms as are generally applicable to other senior executives of the Company, subject to meeting applicable eligibility requirements.

2.6 Vacations and Holidays. During Executive’s employment with the Company, Executive shall be entitled to an annual vacation leave at full pay, such vacation to be three (3) weeks in each year of the term hereof or such greater vacation benefits as may be provided for by the Company’s vacation policies applicable to senior executives. Executive shall be entitled to such holidays as are established by the Company for all employees.

2.7 Withholdings. The Company shall deduct from all payments made to Executive pursuant to this Agreement all federal and state withholding taxes, old age and survivors and other social security payments, state disability and other insurance premium payments required to be withheld by applicable law or as otherwise agreed between the Company and Executive.

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ARTICLE III

NON-COMPETITION, CONFIDENTIALITY AND NONDISCLOSURE

3.1 Confidentiality. Executive will not during Executive’s employment by the Company or thereafter at any time disclose, directly or indirectly, to any person or entity or use for Executive’s own benefit any trade secrets or confidential information relating to the Company’s business operations, marketing data, business plans, strategies, employees, negotiations and contracts with other companies, or any other subject matter pertaining to the business of the Company or any of its clients, customers, consultants, licensees, or affiliates, known, learned, or acquired by Executive during the period of Executive’s employment by the Company (collectively “Confidential Information”), except as may be necessary in the ordinary course of performing Executive’s particular duties as an employee of the Company.

3.2 Return of Confidential and Trade Secret Material. Executive shall promptly deliver to the Company upon termination of Executive’s employment with the Company, whether or not for cause and whatever the reason, or at any time the Company may so request, all originals and copies in written form and on computer disks, of memoranda, notes, records, reports, manuals, and/or any other documents or data of a confidential nature belonging to the Company, in addition to the following trade secret material:

(a) All computer programs and databases belonging to the Company, including, but not limited to:

(i) New Century’s AE Lounge;

(ii) New Century’s database applications for integrating data for marketing, sales, and loan origination systems into a real-time data system, including applications to map brokers and applications for Account Executives to manage their territories;

(iii) Loan pricing models;

(iv) Automated systems for underwriting and appraisal; and

(v) Information contained in New Century’s data warehouse and marketing databases.

(b) All business practices and methodologies of the Company, which include, but are not limited to:

(i) The flow used to process loans;

(ii) Organizational structure and practices within the production groups;

(iii) Operational practices to ensure proper handling of risks associated with appraisals and loan originations; and

(iv) New Century’s flash report and other informational reports designed to track the performance of New Century’s products.

(c) All business studies performed by the Company to:

(i) Improve marketing strategies and techniques; and

(ii) Improve market awareness and concentration.

(d) All borrower lists and borrower information, including, but not limited to:

(i) Identities of current and prospective borrowers;

(ii) Broker and Borrower reports;

(iii) Broker and Borrower contact information;

(iv) Broker and Borrower fundings;

(v) Broker affiliations with Account Executives;

(vi) Broker business volume;

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(vii) Broker pricing specials;

(viii) Broker affiliations with Account Executives;

(ix) Borrower affiliations with Loan Officers or other New Century Retail employees;

(x) Preferences and requirements of brokers borrowers with respect to products, services, terms, pricing information, and other matters; and

(xi) Broker and Borrower status information.

(e) All Company loan characteristics reports for production by product and credit grade.

(f) All preferences of investors for purchasing loan pools.

(g) All employee lists and employee contact information (including, but not limited to, positions held and home telephone numbers).

(h) All information regarding borrowers of the Company;

(i) All sales and marketing programs and strategies of the Company.

(j) All information regarding the compensation structure for, and amounts paid to, Company employees.

(k) All information on the productivity of Company employees, including, but not limited to, information regarding the highest producing Loan Officers.

(l) All account retention programs for the Company’s Account Executives.

3.3 No Competing Employment. During the term of this Agreement and, (i) if Executive terminates this Agreement, for a period ending one year thereafter, or, (ii) if longer, for any period during which Executive receives any compensation from the Company hereunder (the “Restricted Period”), the Executive shall not, unless he receives the prior written consent of the Company, directly or indirectly own an interest in, manage, operate, join, control, lend money or render financial assistance to, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that, at such time directly competes with, or intends to compete with, the Company or its affiliates in the business of, underwriting, purchasing, securitizing, selling or servicing subprime credit grade secured loans or any other principal line of business engaged in by the Company at the time of such termination (a “Competing Company”). Notwithstanding the foregoing, Executive shall be entitled to own up to 5% of the outstanding securities of any entity if such securities are registered under Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended, and, upon approval of the Company’s Board of Directors, Executive shall be entitled to purchase securities of a Competing Company entity if such securities are offered to investors irrespective of any employment or other participation in the entity by the investor.

3.4 Prohibition on Solicitation of Customers. During the term of Executive’s employment with the Company and for a period of one year thereafter or, if longer, for any period during which Executive receives any compensation from the Company hereunder, Executive shall not, directly or indirectly, either for Executive or for any other person or entity, solicit any person or entity to terminate such person’s or entity’s contractual and/or business relationship with the Company, nor shall Executive interfere with or disrupt or attempt to interfere with or disrupt any such relationship. Executive also shall not solicit or interfere with the contractual relationship with vendors of the Company.

3.5 Prohibition on Solicitation of the Company’s Employees or Independent Contractors After Termination. During the term of Executive’s employment with the Company and for a period of one year thereafter or, if longer, for any period during which Executive receives any compensation from the Company hereunder, Executive will not directly or indirectly solicit any of the Company’s employees, agents, or independent contractors to leave the employ of the Company for a competitive company or business.

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3.6 Right to Injunctive and Equitable Relief. Executive’s obligations not to disclose or use Confidential Information and to refrain from the solicitations described in this Article III are of a special and unique character, which gives them a peculiar value. The Company cannot be reasonably or adequately compensated in damages in an action at law in the event Executive breaches such obligations, and the breach of such obligations would cause irreparable harm to the Company. Therefore, Executive expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess. Furthermore, the obligations of Executive and the rights and remedies of the Company under this Article III are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law relating to misappropriation or theft of trade secrets or confidential information.

3.7 No Violation of Other Agreements. Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to (i) not compete or interfere with the business of a former employer (which term for purposes of this Section 3.7 shall also include persons, firms, corporations and other entities for which Executive has acted as an independent contractor or consultant), (ii) not solicit employees, customers or vendors of any former employer or (iii) keep in confidence proprietary information acquired by Executive in confidence or in trust prior to Executive’s employment with the Company. Executive represents and warrants to and covenants with the Company that Executive will not bring to the Company any materials or documents of a former employer containing confidential or proprietary information that is not generally available to the public, unless Executive shall have obtained express written authorization from any such former employer for their possession and use.

ARTICLE IV

TERMINATION

4.1 Definitions. For purposes of this Article IV, the following definitions shall apply to the terms set forth below:

(a) Cause. “Cause” shall be defined as follows:

(i) Executive’s conviction for, indictment regarding (or its procedural equivalent), or the entering of a guilty plea (or plea of nolo contendere) to, any crime with respect to which imprisonment is a possible punishment (whether or not actually imposed), which involves moral turpitude or which might, in the opinion of the Company, cause embarrassment to the Company;

(ii) Actions by Executive during the term of this Agreement involving willful malfeasance or gross negligence in the performance of Executive’s duties hereunder which could be materially and demonstrably injurious to the Company;

(iii) Executive’s refusal to perform the duties of his position as proscribed by the Executive Management of the Company, and/or Executive’s failure to perform the duties of his position in a manner deemed satisfactory by the Executive Management of the Company;

(iv) Executive’s commission of an act of fraud, embezzlement, theft or dishonesty against the Company or any of its affiliates, or the discovery that such misconduct has occurred in the past,

(v) Executive’s breach of any material term of this Agreement or failure or refusal to perform any material obligation or duty as required by this Agreement; and

(vi) Executive’s violation of any reasonable rule or regulation of the Company applicable to Executive.

(b) Disability. “Disability” shall mean a physical or mental incapacity as a result of which the Executive becomes unable to continue the proper performance of his duties hereunder in substantially a full time capacity (reasonable absences because of sickness for up to ninety (90) consecutive days excepted,

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provided, however, that any new period of incapacity or absences shall be deemed to be part of a prior period of incapacity or absences if the prior period terminated within ninety (90) days of the beginning of the new period of incapacity or absence and the new capacity or absence is determined by the Company’s Board of Directors, in good faith, to be related to the prior incapacity or absence.)

(c) Good Reason. “Good Reason” shall mean any of the following:

(i) Any assignment of duties to Executive by the Company’s Board of Directors that constitutes a substantial diminution of Executive’s position, duties, responsibilities or status with the Company from those in effect as of the date of this Agreement;

(ii) Any substantial diminution in Executive’s titles or offices with the Company, except in connection with a termination of Executive’s employment for Cause, Disability, retirement or Executive’s death;

(iii) Any failure by the Company to comply with any material provision of this Agreement which has not been cured within 30 days after written notice of such noncompliance has been given by Executive to the Company; or

(iv) A change by the Company in calculating Executive’s bonus compensation that, on its own, results in a 15% or greater reduction in total earnings (salary and bonus combined) received for any given period as compared to a calculation performed under the prior method (i.e. the 15% or greater drop must not be caused by a reduction in production or revenue, but solely by the new method of calculating the bonus).

4.2 Termination by Company. The Company may terminate the Executive’s employment hereunder immediately for Cause. Subject to the other provisions contained in this Agreement, the Company may terminate this Agreement for any reason other than Cause upon 30 days’ written notice to Executive.

4.3 Termination by Executive. The Executive may terminate this Agreement upon 30 days’ written notice to the Company.

4.4 Benefits Received Upon Termination.

(a) If the Executive’s employment is terminated by the Company for Cause, or if this Agreement is terminated by Executive without Good Reason, then the Company shall pay the Executive (i) his Base Salary through the effective date of such termination, and (ii) any vacation earned but not taken through the effective date of such termination (collectively referred to as “Accrued Obligations”). The Company shall thereafter have no further obligations to Executive under this Agreement and specifically, has no obligation to pay any unearned bonus or other benefit of employment

(b) If the Executive’s employment is terminated by the Company without Cause, or if this Agreement is terminated by Executive for Good Reason, then the Company shall:

(i) Pay to the Executive within two business days following the date of termination all Accrued Obligations through the end of the month during which such termination occurs;

(ii) Pay to the Executive as severance pay (a) the Executive’s Base Salary in effect as of the date of termination for a period equal to the sum of one (1) year, such payments to be made in equal installments in accordance with the Company’s usual payroll practices until expiration of the severance period, plus (b) the amount of Executive’s bonus received in the prior six-month period. Such payments are to be made in accordance with the Company’s usual payroll practices;

(iii) Maintain in full force and effect, for the Executive’s continued benefit until the earlier of (i) six months from Executive’s date of termination, or (ii) Executive’s commencement of full time employment with a new employer, all Company medical and life insurance plans in which the Executive was entitled to participate immediately prior to the date of termination, provided that

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Executive continues to contribute Executive’s designated payments to such plans. As Executive will no longer be employed during this period, Executive shall not receive any compensation for any additional employee benefits; nor shall Executive accrue any vacation or sick leave benefits; and

(iv) Pay, for the benefit of Executive, all costs, up to a maximum of $20,000.00, related to Executive’s participation in a senior executive outplacement program at a mutually agreeable outplacement firm until the earlier of: (i) six months from Executive’s date of termination, or (ii) Executive’s commencement of full time employment with a new employer.

(c) Termination Because of Employee Disability. Should Executive become disabled from performing his duties hereunder as defined above, Executive acknowledges that his employment may be terminated anytime thereafter if such disability continues; provided that, during the period of the disability prior to such termination of employment, Executive shall continue to receive all compensation and benefits as if he were actively employed less any sums received directly by the Executive, if any, under any policy or policies of disability income insurance purchased by the Company. In the event of such termination, Executive’s rights to receive any salary or payments under this Agreement shall terminate but Executive shall have the right to continue to receive any and all payments made by an insurance company under any and all policies of disability insurance purchased by the Company. Executive’s rights under any Company Benefit Plans will be those rights accorded to any terminated employee under the plan provisions and applicable law. Executive will remain entitled to receive any benefits under state disability or worker’s compensation laws.

(d) Termination Because of Executive’s Death. In the event of Executive’s death during the term of this Agreement, this Agreement shall automatically terminate. The Company shall pay to Executive’s estate all Accrued Obligations through the date of death, and Executive’s estate shall be entitled to receive any vested benefits under the terms of any Company Benefit Plans.

4.5 Notwithstanding the foregoing, if prior to expiration of the period of salary continuation referred to in section 4.4, subsection (b)(ii) above, Executive commences employment that the Board of Directors deems to be in competition with the Company’s business, or Executive fails to comply with the Non-Competition, Confidentiality and Nondisclosure terms listed in Article III, the payments and benefits described in section 4.4, subsection (b)(ii) shall cease immediately upon Executive’s commencement of such competing employment or actions in violation of Executive’s obligations under Article III.

ARTICLE V

ASSUMPTION OF OBLIGATIONS BY SUCCESSOR TO COMPANY

5.1 Assumption of Obligations. The Company will advise any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, of the obligations arising from this Agreement. If the nature of the transaction does not already obligate the successor to assume all obligations under this Agreement, then the Company will utilize its best efforts to obtain the agreement of the successor or assign to assume all the obligations arising from this Agreement expressly, absolutely and unconditionally, and to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be deemed to be a material breach of this Agreement. The Executive, may, at Executive’s sole option, refuse any such assignment of this Agreement, and such refusal will be treated as a voluntary resignation of employment. The obligations of this Article shall apply equally to the Company as herein before defined, and any future successor or assign to its business which executes and delivers the agreement provided by the Company pursuant to this Article or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law (i.e. the obligation to obtain the agreement of a potential second successor is assumed by the first successor when it assumes the obligations of this Agreement). The obligations of this Article shall also apply to any corporation (i.e. subsidiary or affiliated company) where the Company owns the majority of the voting securities of the corporation and the corporation becomes the employer for the Executive at any time during the term of this Agreement.

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5.2 Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

ARTICLE VI

GENERAL PROVISIONS

6.1 Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:	New Century Financial Corporation 18400 Von Karman, Suite 1000 Irvine, CA 92612 Attn: General Counsel, Legal Department

If to the Executive:	Kevin Cloyd 11795 Borum Avenue Tustin, CA 92782

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.2 No Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.3 Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflict of laws.

6.4 Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.6 Captions. The captions and paragraph numbers appearing in this Agreement are inserted for the reader’s convenience, and in no way define, limit, construe or describe the scope or intent of the provisions of this Agreement.

6.6 Legal Fees and Expenses. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

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6.7 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof, except that the parties acknowledge that they have in the past and may in the future enter into Stock Option Agreement(s) reflecting stock option awards to Executive. This Agreement is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement.

6.8 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party and any such attempted assignment and delegation shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 6.8, the Company may assign or delegate its rights, duties, and obligations hereunder to any person or entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company; provided that such person assumes the Company’s obligations under this Agreement in accordance with Section 5. 1.

6.9 Arbitration. All disputes, controversies, and claims between Executive and the Company, or any of its officers, directors, employees, or agents in their capacity as such, that arise under or are related to this Agreement or Executive’s employment shall be submitted to binding arbitration pursuant to the Arbitration Agreement attached hereto as Exhibit “B” and incorporated herein by reference.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the effective date first written above.

Dated: September 1, 2004

/S/ KEVIN CLOYD
Executive Kevin Cloyd

Dated: September 1, 2004

NEW CENTURY FINANCIAL CORPORATION

By:	/S/ PATRICK FLANAGAN
Patrick Flanagan

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EXHIBIT “A”

NEW CENTURY FINANCIAL CORPORATION

BONUS PLAN

ARTICLE I

In addition to the compensation detailed in Article II of this Agreement, Executive shall also be entitled to the following:

ARTICLE II

2004 BONUS PLAN

1. Executive shall be eligible to receive a discretionary Performance Incentive Bonus, paid on a quarterly basis.

2. Beginning in the First Quarter of 2004 and thereafter, Executive shall receive a Performance Incentive Bonus, the exact amount of which shall remain within the discretion of the Company and which shall depend upon the performance of both Executive and the Company.

3. Quarterly bonus payout factors shall include, but are not limited to, achievement of production volume, net income, and operating margin target results. Bonus payouts will be based upon actual percentage of achievement above or below target results in each quarter. Achievement of less than 80% of target results for any individual factor component will result in no bonus payout for that factor component and that quarter. Achievement at or above 150% of target results for any individual factor component will result in a 150% maximum bonus payout for that factor component and that quarter.

4. Attached as a reference exhibit to this Exhibit “A” is a 2004 Proposed Compensation Plan for Executive, which includes estimated quarterly bonus payout ranges based upon the aforementioned factor components and achievement of target results.

5. Executive’s Performance Incentive Bonus for 2004 shall be paid in installments on a quarterly basis, after quarter-end and on the date quarterly bonuses are customarily paid (on or about the last day of the month following quarter end).

6. Executive’s entitlement to each quarterly discretionary Performance Incentive Bonus is conditioned upon Executive’s full agreement and compliance with all of the following terms:

(a) Executive acknowledges and agrees that the Performance Incentive Bonus is intended as an inducement for Executive to remain in the employ of the Company, and that the Bonus shall not under any circumstances be deemed to constitute wages or other consideration for past services rendered.

(b) Each quarterly Performance Incentive Bonus will be earned by Executive on the date it is paid out.

(c) To earn, and receive payment for, each quarterly Performance Incentive Bonus, Executive must be actively employed in Executive’s current position and capacity on a full-time basis by New Century in good standing on the date of the payout.

(d) The Company at all times maintains the right and the discretion to change existing bonus plans, introduce new bonus plans, and/or eliminate bonus plans. Any change to existing bonus plans, introduction of new bonus plans, or elimination of bonus plans shall not constitute Good Reason for Executive to terminate this Agreement. However, any change by the Company in calculating Executive’s bonus compensation that, on its own, results in a 15% or greater reduction in total earnings (salary and bonus combined) received for any given period as compared to a calculation performed under the prior method

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(i.e. the 15% or greater drop must not be caused by a reduction in production or revenue, but solely by the new method of calculating the bonus) shall constitute Good Reason for Executive to terminate this Agreement.

7. Executive agrees, covenants and represents that this Bonus Plan in and of itself does not create a contract of employment for a specified term between Executive and the Company, and does not obligate the Company to employ Executive in any particular position for any particular period of time.

8. Executive agrees that, beginning First Quarter 2004, this Bonus Plan shall supersede any and all prior Bonus Plans.

IN WITNESS WHEREOF, the parties have executed this Bonus Plan as of the date first above written.

Dated: September 1, 2004

/S/ KEVIN CLOYD
Executive Kevin Cloyd

Dated: September 1, 2004

NEW CENTURY FINANCIAL CORPORATION

By:	/S/ PATRICK FLANAGAN
Patrick Flanagan

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EXHIBIT “B”

AGREEMENT TO ARBITRATE

As an express condition of employment at New Century Financial Corporation (the “Company”), the Company and Kevin Cloyd (“Executive”) hereby mutually agree that any Claims or Controversies arising out of or relating to this Employment Agreement or Executive’s employment, termination of employment or receipt of employment benefits, including but not limited to, restricted stock or stock options, that Executive may have in the future against the Company or its officers, directors, employees, or agents in their capacity as such, or that the Company may have against Executive, whether based upon common law or federal, state, or local statutes or regulations, shall be resolved through binding arbitration. Executive and the Company acknowledge that this Agreement to Arbitrate means that Executive and the Company are relinquishing their rights to either a jury trial or court trial for the resolution of any claims that Executive and the Company may have against the other.

Claims or Controversies arising out of Executive’s employment, or its termination, means and includes all claims of harassment and/or discrimination (including sexual harassment and harassment or discrimination based on race, color, religion, age, sex, sexual orientation, ancestry, national origin, marital status, military service, pregnancy, physical or mental disability, medical condition or any other protected class or condition), breach of any contract or covenant (express or implied), tort claims, wrongful termination, whistle-blowing and all other claims relating to or stemming from Executive’s employment, or its termination, except as excluded in the following paragraph.

Claims not covered by this Agreement to Arbitrate are (1) claims covered by the Workers’ Compensation Act, (2) claims for unemployment benefits, and (3) claims for injunctive and/or other equitable relief, including but not limited to those orders sought pursuant to (a) the California Code of Civil Procedure Sections 527.6 and 527.8 to restrain further violence or harassment or threats of violence or harassment, and (b) the Uniform Trade Secrets Act and related laws to stop or prevent unfair competition and/or the use or improper disclosure of trade secrets or confidential information.

The party desiring to initiate arbitration shall do so by sending written notice of an intention to arbitrate by registered or certified mail to the other party. The written notice shall contain a description of the nature of all Claims or Controversies asserted and the facts upon which such claims are based.

All Claims or Controversies shall be submitted to a single neutral arbitrator. The arbitration shall take place before JAMS/ENDISPUTE in Orange County, California, unless otherwise mutually agreed. The arbitrator shall be mutually agreed-upon by Executive and the Company pursuant to JAMS’s rules. If Executive and the Company cannot agree upon an arbitrator, the selection process shall be governed by the rules and procedures of JAMS/ENDISPUTE . Regardless of the arbitrator chosen, the arbitration proceedings shall be governed by the then current procedural rules of JAMS/ENDISPUTE governing the resolution of employment disputes, except that if a contrary rule exists: (1) all monetary or provisional remedies available under applicable state or federal statutory law or common law will remain available to both parties, (2) except as mutually agreed upon by the parties, there will be no limitation on discovery beyond that which exists in cases litigated in Orange County Superior Court, and (3) the California Rules of Evidence shall apply to the arbitration hearing.

The arbitration fees will be borne exclusively by the Company; however, each party to the arbitration shall pay that party’s own costs, attorneys’ fees and witness fees, if any. The arbitrator may, in his or her discretion, award attorneys’ fees and costs, in whole or part, to the prevailing party in a manner consistent with applicable law and the terms of the Agreement.

The arbitrator may grant any remedy or relief available under law, without limitation, that the arbitrator determines to be just and equitable based on the evidence introduced at the hearing and any logical and reasonable inferences therefrom. The decision shall be made in writing and contain a concise statement of the reasons in support of the decision. The decision shall be signed by the arbitrator and mailed to each party. The

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decision may be judicially enforced (confirmed, corrected or vacated) pursuant to California Code of Civil Procedure Section 1285 et seq. The decision is final and binding and there is no direct appeal from the decision on the grounds of error in the application of law.

This Agreement to Arbitrate and arbitration procedure is intended to be the exclusive method of resolving all Claims or Controversies as described above between Executive and the Company. Should either party pursue any other legal or administrative action against the other regarding any matter subject to this arbitration clause, the other party shall be entitled to recover its costs, including reasonable attorneys’ fees, incurred in defending such action.

If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement.

This is the complete agreement between the parties on the subject of arbitration of the described Claims or Controversies and supersedes any prior or contemporaneous oral or written understandings on the subject.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT TO ARBITRATE, THAT I UNDERSTAND ITS TERMS AND THAT BY SIGNING THIS AGREEMENT, I AM GIVING UP MY RIGHT TO A JURY TRIAL. I HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

Dated: September 1, 2004

/S/ KEVIN CLOYD
Executive Kevin Cloyd

Dated: September 1, 2004

NEW CENTURY FINANCIAL CORPORATION

By:	/S/ PATRICK FLANAGAN
Patrick Flanagan

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